Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES

THIRD QUARTER 2019 FINANCIAL RESULTS

Reported Results Include Impact of August Network Security Incident; Insurance Recovery Process Ongoing

TOANO, Va., November 6, 2019 – Lumber Liquidators (NYSE: LL), a leading specialty retailer of hard-surface flooring in North America, today announced financial results for the third quarter and nine months ended September 30, 2019.

“We had a challenging quarter that included soft demand in July as well as a  network security incident in August, but despite these headwinds, we made solid progress during the quarter implementing our strategic initiatives, including actions to mitigate the impact of tariffs,” said Chief Executive Officer Dennis Knowles.  “We continue to work hard to evolve our business to better serve customers and build on our unique value proposition. During the quarter, we continued to leverage enhanced visual selling tools that we believe resonate with consumers as we guide them along their flooring project journey. This has been supported by a robust marketing strategy, including the launch of a new advertising campaign in mid-September 2019 that highlights our differentiated service and quality products while also emphasizing the great value we offer consumers.”

“Looking ahead, we are lowering our full-year 2019 sales and operating margin guidance to reflect our weaker-than-expected third quarter results that included the impact of the network security incident,” Knowles continued.  “Encouragingly, we had positive comparable store sales in October as we completed a successful October Yard Sale, our premier fourth-quarter promotion, and we see a generally more supportive macro environment as housing turnover strengthens, home equity levels continue to rise, mortgage rates tick lower and employment remains strong,  nevertheless we feel it is prudent to lower our annual guidance at this time.  We remain focused on executing our transformation plan to better position us to serve both retail and professional flooring consumers and create long-term value for our shareholders.”

Third Quarter Results

Net sales for the third quarter of 2019 decreased $6.5 million, or 2.4%, to $264 million as compared to the third quarter of 2018.  Net sales in comparable stores decreased 3.6% as compared to the third quarter of 2018 driven by soft sales at the beginning of the quarter and compounded by a network security incident in late August discussed in the “Network Security Incident” section that follows.   However, comparable store sales showed significant improvement in the month of September driven by growth in transaction count and higher average ticket.  The Company opened four new stores and relocated one store in the third quarter of 2019.

Gross profit decreased 5% in the third quarter of 2019 to $96 million as compared to $101 million in the comparable period in 2018. Gross margin decreased to 36.2% in the third quarter of 2019 from 37.2% in the third quarter of 2018.  Both years were impacted by antidumping rate changes but in opposite directions.  Excluding these items as shown on the table that follows, adjusted gross profit (a non-GAAP measure) decreased by $1.4 million and adjusted gross margin (a non-GAAP measure) improved to 36.5% from 36.2% in the third quarter of 2018.  The margin increase was driven by a larger mix of higher margin manufactured products, reduced discounting in the stores, merchandising cost-out efforts, including shifting production to lower-cost countries of supply, and retail price increases related to tariff mitigation.  The improvement in adjusted gross margin was achieved despite higher tariff-related costs and with an increased mix of lower margin installation sales.

Selling, general and administrative (“SG&A”) expenses decreased 0.5% in the third quarter of 2019 to $93 million from $94 million in the comparable period in 2018 but included certain costs in both years related to investigations and lawsuits and a $1.8 million impairment of certain assets related to the Company’s decision to exit the hardwood flooring finishing business in the third quarter of 2018.  Excluding these items as shown in the table that follows, adjusted SG&A

(a non-GAAP measure) increased $3.9 million primarily as a result of costs related to ten new stores compared to the third quarter a year ago, higher year-over-year incentive and equity accruals driven by a reduction in last year’s third quarter to align with lower performance expectations, severance, and costs related to the corporate headquarters relocation occurring in this year’s fourth quarter.

Operating income was $2.2 million and $6.7 million for the three months ended September 30, 2019 and 2018, respectively. Excluding the gross profit and SG&A items discussed above and summarized in the table that follows,  adjusted operating income (a non-GAAP measure) was $3.4 million for the third quarter of 2019,  down from $8.6 million for the third quarter of 2018.  The most significant drivers of the decrease were higher adjusted SG&A in this year’s third quarter in addition to the impact of the network security incident in August 2019 and soft sales in July 2019.

Net income for the three months ended September 30, 2019 was $1 million, or $0.04 per diluted share, compared to net income of $5.9 million, or $0.21 per diluted share, for the three months ended September 30, 2018.  Adjusted net income and adjusted EPS (non-GAAP measures) for the three months ended September 30, 2019 were $2.2 million and $0.08 per diluted share, compared to $7.9 million and $0.27 per diluted share, for the three months ended September 30, 2018.

As of September 30, 2019, the Company had $64.5 million outstanding under its revolver and $25 million outstanding under its FILO Term Loan, which collectively, is unchanged from the end of the second quarter. Considering these borrowings, at September 30, 2019, the Company had $114 million in liquidity, comprised of $6 million of cash and cash equivalents and availability under the Credit Agreement of $108  million.

Network Security Incident

In August 2019, the Company experienced a network security incident caused by malware that encrypted certain information technology systems and impacted the ability to electronically process transactions.  Stores remained open during the event and executed the Company’s business continuity plan which included utilization of manual processes to transact sales and serve customers. While it is challenging to know the precise impact, the Company estimates the disruption caused by the event negatively impacted total revenue in the range of approximately $6 million to $8 million.  Since SG&A, net of insurance proceeds, was not materially impacted by the event, the Company estimates the revenue impact flowed-through to operating income at approximately the Company’s gross margin rate.  The Company maintains cybersecurity and other insurance coverage and has been working collaboratively with its insurers throughout the incident and recovery process.  Certain direct expenses related to the incident have been reimbursed and a receivable has been recorded in association with other reimbursable expenses.  In addition, the Company is pursuing a recovery of lost profit under the business interruption portion of its policies, although recovery is not guaranteed.

Commenting on the network security incident, Mr. Knowles stated “I was extremely appreciative of employees’ cross functional effort to lessen the impact of the network event, and I would like to thank everyone for their tremendous efforts.  I would also like to thank our customers for their patience and understanding as our teams worked diligently to effectively serve them during the event.  Importantly, based on the results of the forensic IT analysis, there has been no evidence that any confidential customer, employee or company data was compromised or extracted.”

Appointment of Chief Financial Officer

As announced on  August 19, 2019, Nancy A. Walsh has been appointed the Company’s Chief Financial Officer, effective September 9, 2019. Ms. Walsh brings over 30 years of public company finance and capital markets experience, a deep background in financial planning and operational management, and extensive knowledge of the retail industry.  She most recently served as Executive Vice President and Chief Financial Officer of Pier 1 Imports, Inc. Prior to that, she served as Executive Vice President and Chief Financial Officer of The Bon-Ton Stores, Inc. and in various finance and leadership positions with Tapestry, Inc., formerly known as Coach, Inc.

2019 Outlook

The Company’s current 2019 full-year outlook assumes the continuation of the current 25% tariff applicable to products imported from China for the balance of 2019 and is as follows:

	Current Outlook	Previous Outlook
Total revenue growth percentage	Flat to slightly positive	Low single digits
Comparable store sales	‑2.0% to flat	Approximately flat
Adjusted operating margin (a non-GAAP measure)	1.0% to 1.4%	1.4% to 1.9%
New store openings	Approximately 11	10 to 15
Capital spending	$15 to $17 million	$15 to $18 million

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on November 6, 2019, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407‑9039 or (201) 689‑8470. A replay will be available approximately two hours after the call ends through November 13, 2019 and may be accessed by dialing (844) 512‑2921 or (412) 317‑6671 and entering pin number 13695123. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.LumberLiquidators.com.

About Lumber Liquidators

Lumber Liquidators is one of North America’s leading specialty retailers of hard-surface flooring with 419 stores as of September 30, 2019.  The Company features more than 400 varieties of floors in the latest styles, including solid and engineered hardwood, bamboo, cork, laminate, waterproof vinyl plank and porcelain tile flooring.  Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain new floors.  Every location is staffed with flooring experts who can provide advice, pro services and installation options for all of Lumber Liquidators’ products, much of which is in stock and ready for delivery.

Learn more about Lumber Liquidators:

•	Commitment to compliance, quality and the communities it serves: https://www.lumberliquidators.com/quality.
•	Corporate giving: LayItForward.LumberLiquidators.com.
•	Follow on social media: Facebook, Instagram and Twitter.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. These risks include, without limitation, the impact on us of any of the following:

•	the outcomes of legal proceedings, and the related impact on liquidity;
•	reputational harm;
•	obligations related to and impacts of new laws and regulations, including pertaining to tariffs;
•	obtaining products from abroad, including the effects of tariffs, as well as the effects of antidumping and countervailing duties;
•	obligations under various settlement agreements and other compliance matters;
•	disruption due to cybersecurity threats, including any impacts from a network security incident;
•	disruptions related to our corporate headquarters relocation;
•	inability to open new stores, find suitable locations for our new store concept, and fund other capital expenditures;

•	inability to execute on our key initiatives or such key initiatives do not yield desired results;
•	managing growth;
•	transportation costs;
•	damage to our assets;
•	disruption in our ability to distribute our products;
•	operating stores in Canada and an office in China;
•	managing third-party installers and product delivery companies;
•	renewing store or warehouse leases;
•	having sufficient suppliers;
•	our, and our suppliers’, compliance with complex and evolving rules, regulations, and laws at the federal, state, and local level;
•	disruption in our ability to obtain products from our suppliers;
•	product liability claims;
•	availability of suitable hardwood, including due to disruptions from the impacts of severe weather;
•	changes in economic conditions, both domestic and abroad;
•	sufficient insurance coverage, including cybersecurity insurance;
•	access to and costs of capital;
•	the handling of confidential customer information, including the impacts from the California Consumer Privacy Act;
•	management information systems disruptions;
•	alternative e-commerce offerings;
•	our advertising and overall marketing strategy;
•	anticipating consumer trends;
•	competition;
•	impact of changes in accounting guidance, including the implementation guidelines and interpretations;
•	maintenance of valuation allowances on deferred tax assets and the impacts thereof;
•	internal controls including those over tariffs;
•	stock price volatility; and
•	anti-takeover provisions.

The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws.  Information regarding these and other additional risks and uncertainties is contained in the Company’s other reports filed with the Securities and Exchange Commission, including the Item 1A, "Risk Factors," section of the Form 10‑K for the year ended December 31, 2018.

Non-GAAP and Other Information

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the following non-GAAP financial measures: (i) Adjusted Gross Profit, (ii) Adjusted Gross Margin; (iii) Adjusted SG&A; (iv) Adjusted Operating (Loss) Income;  (v) Adjusted Operating Margin; (vi) Adjusted Net Income; and (vii) Adjusted EPS.  These non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP.  These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses these non-GAAP financial measures to evaluate the Company’s operating performance and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance, which include regulatory and legal settlements and associated legal and operating costs, changes in antidumping and countervailing duties, as such items are outside the control of the Company or are due to their inherent unusual, non-operating, unpredictable, non-recurring or non-cash nature.

For further information contact:

Lumber Liquidators Investor Relations

ir@lumberliquidators.com

Tel: 757.566.7512

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30,	December 31,
	2019	2018
Assets
Current Assets:
Cash and Cash Equivalents	$5,605	$11,565
Merchandise Inventories	306,881	318,272
Prepaid Expenses	9,170	6,299
Deposit for Legal Settlement	21,500	21,500
Other Current Assets	9,360	8,667
Total Current Assets	352,516	366,303
Property and Equipment, net	94,052	93,689
Operating Lease Right-of-Use	111,364	—
Goodwill	9,693	9,693
Other Assets	5,724	5,832
Total Assets	$573,349	$475,517

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$59,200	$73,412
Customer Deposits and Store Credits	45,036	40,332
Accrued Compensation	10,870	9,265
Sales and Income Tax Liabilities	4,906	4,200
Accrual for Legal Matters and Settlements Current	68,475	97,625
Operating Lease Liabilities - Current	30,708	—
Other Current Liabilities	18,476	17,290
Total Current Liabilities	237,671	242,124
Other Long-Term Liabilities	13,645	20,203
Operating Lease Liabilities - Long-Term	88,103	—
Deferred Tax Liability	898	792
Credit Agreement	89,500	65,000
Total Liabilities	429,817	328,119

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000 shares authorized; 29,953 and 31,578 shares issued and 28,710 and 28,627 shares outstanding, respectively)	30	32
Treasury Stock, at cost (1,243 and 2,951 shares, respectively)	(142,299)	(141,828)
Additional Capital	217,365	213,744
Retained Earnings	70,100	76,835
Accumulated Other Comprehensive Loss	(1,664)	(1,385)
Total Stockholders’ Equity	143,532	147,398
Total Liabilities and Stockholders’ Equity	$573,349	$475,517

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net Sales
Net Merchandise Sales	$229,241	$236,380	$717,799	$721,822
Net Services Sales	34,719	34,089	100,949	93,893
Total Net Sales	263,960	270,469	818,748	815,715
Cost of Sales
Cost of Merchandise Sold	142,404	144,490	451,631	449,508
Cost of Services Sold	25,882	25,297	75,345	69,243
Total Cost of Sales	168,286	169,787	526,976	518,751
Gross Profit	95,674	100,682	291,772	296,964
Selling, General and Administrative Expenses	93,495	93,987	294,392	292,628
Operating Income (Loss)	2,179	6,695	(2,620)	4,336
Other Expense	909	547	3,265	1,214
Income (Loss) Before Income Taxes	1,270	6,148	(5,885)	3,122
Income Tax Expense	225	225	850	625
Net Income (Loss)	$1,045	$5,923	$(6,735)	$2,497
Net Income (Loss) per Common Share—Basic	$0.04	$0.21	$(0.23)	$0.09
Net Income (Loss) per Common Share—Diluted	$0.04	$0.21	$(0.23)	$0.09
Weighted Average Common Shares Outstanding:
Basic	28,706	28,602	28,681	28,552
Diluted	28,786	28,757	28,681	28,769

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended Septemeber 30,
	2019	2018
Cash Flows from Operating Activities:
Net (Loss) Income	$(6,735)	$2,497
Adjustments to Reconcile Net (Loss) Income:
Depreciation and Amortization	12,903	14,042
Stock-Based Compensation Expense	3,621	3,131
(Gain) Loss on Disposal of Fixed Assets	(284)	1,812
Changes in Operating Assets and Liabilities:
Merchandise Inventories	10,270	(44,450)
Accounts Payable	(14,186)	(3,196)
Customer Deposits and Store Credits	4,810	5,079
Prepaid Expenses and Other Current Assets	(3,665)	1,153
Accrual for Legal Matters and Settlements	4,575	2,951
Payments for Legal Matters and Settlements	(33,725)	(2,264)
Other Assets and Liabilities	5,341	(6,584)
Net Cash Used in Operating Activities	(17,075)	(25,829)

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(13,523)	(10,651)
Other Investing Activities	419	553
Net Cash Used in Investing Activities	(13,104)	(10,098)

Cash Flows from Financing Activities:
Borrowings on Credit Agreement	85,500	37,000
Payments on Credit Agreement	(61,000)	(9,000)
Payments on Financed Insurance Obligations	—	(612)
Other Financing Activities	(1,104)	(163)
Net Cash Provided by Financing Activities	23,396	27,225
Effect of Exchange Rates on Cash and Cash Equivalents	823	595
Net Decrease in Cash and Cash Equivalents	(5,960)	(8,107)
Cash and Cash Equivalents, Beginning of Period	11,565	19,938
Cash and Cash Equivalents, End of Period	$5,605	$11,831

Lumber Liquidators Holdings, Inc.

GAAP to Non-GAAP Reconciliation

(in thousands, except percentages)

Items impacting gross margin with comparisons to the prior-year periods include:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(dollars in thousands)
Gross Profit, as reported (GAAP)	$95,674	$100,682	$291,772	$296,964

Antidumping Adjustments [1]	780	(2,822)	780	(4,948)
HTS Classification Adjustments [2]	—	—	(779)	—
Sub-Total Items above	780	(2,822)	1	(4,948)

Adjusted Gross Profit (non-GAAP measures)	$96,454	$97,860	$291,773	$292,016

[1]	Represents countervailing and antidumping expense (income) associated with applicable prior-year shipments of engineered hardwood from China.
[2]	Represents classification adjustments related to the Harmonized Tariff Schedule (“HTS”) duty categorization in prior periods during the nine months ended September 30, 2019.

Items impacting SG&A with comparisons to the prior-year period includes:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(dollars in thousands)
SG&A, as reported (GAAP)	$93,495	$93,987	$294,392	$292,628

Accrual for Legal Matters and Settlements [3]	—	—	4,575	2,951
Legal and Professional Fees [4]	408	2,991	3,403	9,382
All Other [5]	—	1,769	—	1,769
Sub-Total Items above	408	4,760	7,978	14,102

Adjusted SG&A (a non-GAAP measure)	$93,087	$89,227	$286,414	$278,526

[3]

This amount represents the charge to earnings for the Kramer employment case and certain Related Laminate Matters, which is described more fully in Note 8 to the condensed consolidated financial statements in the September 30, 2019 Form 10‑Q.

[4]	Represents charges to earnings related to our defense of certain significant legal actions during the period. This does not include all legal costs incurred by the Company.
[5]	All Other in 2018 represents an impairment of certain assets related to the Company’s decision to exit the finishing business.

Items impacting operating income (loss)  and operating margin with comparisons to the prior-year period includes:

	Three Months Ended September 30,				Nine Months Ended September 30,
	(dollars in thousands)				(dollars in thousands)
	2019	% Sales	2018	% Sales	2019	% Sales	2018	% Sales
Operating Income (Loss), as reported (GAAP)	$2,179	0.8%	$6,695	2.5%	$(2,620)	(0.3)%	$4,336	0.5%

Gross Margin Items:
Antidumping Adjustments [1]	780	0.3%	(2,822)	(1.0)%	780	0.1%	(4,948)	(0.6)%
HTS Classification Adjustments [2]	—	—%	—	—	(779)	(0.1)%	—	—
Gross Margin Subtotal	780	0.3%	(2,822)	(1.0)%	1	0.0%	(4,948)	(0.6)%

SG&A Items:
Accrual for Legal Matters and Settlements [3]	—	—	—	—	4,575	0.6%	2,951	0.4%
Legal and Professional Fees [4]	408	0.2%	2,991	1.1%	3,403	0.4%	9,382	1.2%
All Other [5]	—	—	1,769	0.7%	—	—	1,769	0.2%
SG&A Subtotal	408	0.2	4,760	1.8	7,978	1.0	14,102	1.7

Adjusted Operating Income (a non-GAAP measure)	$3,367	1.3%	$8,633	3.3%	$5,359	0.7%	$13,490	1.7%

1,2,3,4,5    See the Gross Profit and SG&A sections above for more detailed explanations of these individual items.

Items impacting earnings per diluted share with comparisons to the prior-year periods include:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(dollars in thousands, except per share amounts)		(dollars in thousands, except per share amounts)
Net Income (Loss), as reported (GAAP)	$1,045	$5,923	$(6,735)	$2,497
Net Income (Loss), per Diluted Share as reported (GAAP)	$0.04	$0.21	$(0.23)	$0.09

Gross Margin Items:
Antidumping Adjustments [1]	780	(2,822)	780	(4,948)
HTS Classification Adjustments [2]	—	—	(779)	—
Gross Margin Subtotal	780	(2,822)	1	(4,948)

SG&A Items:
Accrual for Legal Matters and Settlements [3]	—	—	4,575	2,951
Legal and Professional Fees [4]	408	2,991	3,403	9,382
All Other [5]	—	1,769	—	1,769
SG&A Subtotal	408	4,760	7,978	14,102

Adjusted Earnings	$2,233	$7,861	$1,244	$11,651
Adjusted Earnings per Diluted Share (a non-GAAP measure)	$0.08	$0.27	$0.04	$0.40

1,2,3,4,5    See the Gross Profit and SG&A sections above for more detailed explanations of these individual items.